Exhibit 5.1

[LETTERHEAD OF HOGAN & HARTSON LLP]

May 9, 2007

Board of Directors

SAVVIS, Inc.

1 SAVVIS Parkway

Town & Country, Missouri 63017

Ladies and Gentlemen:

We are acting as counsel to SAVVIS, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (SEC File No. 333-142570) (the “Registration Statement”), filed with the Securities and Exchange Commission under Rule 462(e) under the Securities Act of 1933, in which the Company is proposing to issue and sell in an underwritten public offering up to $345,000,000 aggregate principal amount of 3% of Convertible Senior Notes due 2012 (the “Notes”) pursuant to the terms of the Underwriting Agreement as defined below, and as described in a prospectus dated May 3, 2007 that forms a part of the Registration Statement (the “Prospectus”). The Notes are to be convertible into shares of the common stock, par value $0.01 per share of the Company (the “Common Stock”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation
S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	The Prospectus.

3.	The Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on May 2, 2007 and by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect (the “Certificate of Incorporation”).

4.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect (the “Bylaws”).

Board of Directors

SAVVIS, Inc.

May 9, 2007

5.	Resolutions of the Board of Directors of the Company adopted at a meeting of the Board of Directors on April 27, 2007 and the unanimous written consents of the Board of Directors of the Company dated May 1, 2007 and May 2, 2007, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the filing by the Company of the Registration Statement and other related matters (the “Securities Resolutions”).

6.	The Form of Indenture relating to the Debt Securities filed as Exhibit 4.9 to the Registration Statement (the “Indenture”) to be entered into by the Company and The Bank of New York, a New York banking corporation (the “Trustee”).

7.	Resolutions of the Pricing Committee of the Board of Directors of the Company adopted at a meeting of the Pricing Committee on May 3, 2007, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the pricing of the Notes and other related matters.

8.	An executed copy of the Underwriting Agreement dated May 3,2007 (the “Underwriting Agreement”) between the Company and the Underwriters named in Schedule II thereto.

In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the documents submitted to us, the authenticity of all originals of documents, and the conformity to authentic originals of all of the documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraph (a), the laws of the State of New York, and (ii) as to the opinions given in paragraph (b), the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) With respect to the Notes, upon (i) due execution and delivery of the Indenture, on behalf of the Company and the Trustee, (ii) due authentication of the Notes by the

Board of Directors

SAVVIS, Inc.

May 9, 2007

Trustee, and (iii) due execution, issuance and delivery of the Notes against payment of the consideration therefor specified in the Underwriting Agreement and otherwise in accordance with the terms of the Indenture, and as contemplated by the Prospectus, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(b) With respect to any Common Stock to be issued upon the conversion of the Notes, following valid issuance of the Notes and upon due exercise of applicable conversion rights in accordance with the terms of the Notes, the Common Stock will be validly issued, fully paid and non-assessable.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on May 8, 2007 in connection with the execution of the Underwriting Agreement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP

HOGAN & HARTSON LLP